Exhibit 10.4

INDEPENDENT CONTRACTOR AGREEMENT

This Agreement (the "Agreement") is made as of January 15, 2008 by and between Extreme Green Technologies, Inc. (the “Client”) with its principal place of business at 1560 N. Maple St., Corona, CA 92880 and Green Protection Services, Inc., (the "Independent Contractor") located at 8337 W. Sunset Rd., Suite 200, Las Vegas, CA 89113 with an office at 9 Malibu, Laguna Niguel, CA 92677.

1. Services and Obligations of the Independent Contractor.

    1.1 Scope of the Services. During the term of this Agreement, the Independent Contractor shall perform the following services for the Client (“Services”):

Legal Services.

    1.2 Method of Performing the Services. The Independent Contractor and Client intend this Agreement to be one of independent contractor and client. Accordingly, the Independent Contractor retains the sole right to control or direct the manner in which the services described herein are to be performed and the Independent Contractor will determine the method, details and means of performing the Services. Client retains the right to inspect, to stop work, to prescribe alterations, and generally to supervise the work to insure its conformity with this Agreement.

    1.3 Office Space and Support Staff. The Independent Contractor will be responsible for supplying his/her own office space but may perform Services under this Agreement on Client’s premises at Client's request. The Independent Contractor will be responsible for supplying his/her own office support staff, if any. Any and all personnel hired by the Independent Contractor, as Contractors, consultants, agents or otherwise (collectively "Staff") shall be the responsibility of the Independent Contractor. The Independent Contractor will inform all Staff in writing at the time that such Staff are hired by the Independent Contractors that such Staff are not Contractors of Client and that Client has no present or future obligation to employ such Staff or provide such Staff with any compensation and/or continued service under this Agreement benefits. The Independent Contractor will be solely responsible for the acts of such Staff and the Staff will conduct their activities at the Independent Contractor's risk, expense and supervision. The Independent Contractor warrants and covenants that the Staff shall be subject to all of the obligations applying to the Independent Contractor pursuant to this Agreement and that each member of the Staff shall execute a copy of this Agreement.

    1.4 Withholding, Taxes, Benefits and Insurance. The Independent Contractor and Client understand that it is the Independent Contractor’s sole responsible for withholding, accruing and paying all income taxes, withholding taxes, continued service under this Agreement taxes, social security and other taxes and amounts required by law for the Independent Contractor Fee (as defined below in Section 2.1) and all payments to the Staff, if any. Neither the Independent Contractor nor any of his Staff is an employee or agent of Client for any purpose whatsoever, and shall not be entitled to paid vacation days, sick days, holidays or any other benefits provided to Client employees. The Independent Contractor will also be responsible for all worker’s compensation insurance, public liability insurance, statutory insurance and other benefits required by law for the Independent Contractor and the Staff and all other benefits promised to the Staff by the Independent Contractor, if any, arising out of or relating to this Agreement. The Independent Contractor shall provide Client with a completed W-9 form.

  1.5.  Relationship Between Client and the Independent Contractor. The Independent Contractor and his/her Staff, if any, shall at all times be and be deemed to be independent contractors of Client. Neither the Independent Contractor nor any of his Staff shall, under any circumstances, have any authority to act for or to bind Client or to sign the name of Client or to otherwise represent that Client is in any way responsible for his acts or omissions. Neither the Independent Contractor nor his Staff has or have any authority to create any contract or obligation, express or implied, on behalf of, in the name of, or binding upon Client. It is anticipated that the Independent Contractor will perform services as an independent contractor, Contractor, officer or director for parties other than Client during the Term.

2. Compensation and Obligations of Client.

     2.1 Compensation. During the term of this Agreement, Independent Contractor’s compensation shall be as follows:

(1) Contractor Fee. The Client shall pay to Independent Contractor $10,000.00 US Dollars per month, or any portion at the time of termination of the Agreement payable on the first day of each month.

(2) Independent Contractor Fee Increases.  Independent Contractor Fee increases will be determined by the Client’s Board of Directors based on the performance of the Client, and will be effective one month after gross sales are verified and the subject Agreement has not been terminated, as follows:

(a) When the Client achieves $1,000,000 in accumulated net profit, the Independent Contractor shall receive a 20% increase in the total monthly Contractor Fee;

(b) When the Client achieves $3,000,000 in accumulated net profit, the Independent Contractor shall receive a 20% increase in the total monthly Contractor Fee;

(c) When the Client achieves $5,000,000 in accumulated net profit, the Independent Contractor shall receive a 40% increase in the total monthly Contractor Fee;

At the Client Board of Directors discretion, and based upon performance of the Client, the Independent Contractor may be eligible for additional Contractor Fee increases, bonuses and cost of living increases upon such terms as determined by the Client Board of Directors.

The Contractor Fees set forth above shall constitute the Independent Contractor's sole compensation for the performance of the Independent Contractor's services under this Agreement. Client may offset any amount payable hereunder against any payments due from the Independent Contractor pursuant to any other written agreement or arrangement.

3. Term and Termination.

    3.1 Term. This Agreement shall be effective from the Effective Date written above until terminated by the Client or the Independent Contractor upon such terms outlined in the January 15, 2008 Employment Agreement between Client and Richard Carter.

    3.2 Effect of Termination and Survival. Upon the termination of this Agreement for any reason: (a) all obligations of the parties hereunder shall cease; (b) Client shall pay the Independent Contractor all Contractor Fees due up to the date of such termination; and (c) the Independent Contractor shall immediately return to Client all documents and information arising from this Agreement.

4. Proprietary Rights and Confidentiality.

4.1 Confidential Information. As a condition of the retention of Independent Contractor by Client, its subsidiaries, affiliates, successors or assigns (together "Client"), and in consideration of Independent Contractor's receipt of Contractor’s Fees now and hereafter paid by Client, Independent Contractor agrees to the following:

(a) Client Information. Independent Contractor agrees at all times during the term of its retention by Client and thereafter, to hold in strictest confidence, and not to use and/or  disclose to any person, firm or corporation, except for the benefit of Client and with written authorization of an authorized officer of Client, any Confidential Information of Client. Independent Contractor understands that "Confidential Information" means any Client proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, development, inventions, marketing, selling, engineering, product plans, products, services, customer lists, former or current Client employee information and any former, current or future Client customers (including, but not limited to, customers of Client on whom Independent Contractor called or with whom Independent Contractor became acquainted during the term of his retention by Client) or Client vendors/agents, markets,  finances or other business information disclosed to the Independent Contractor by Client either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Independent Contractor further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of Independent Contractor or of others who were not under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(b) Third Party Information. Independent Contractor recognizes that Client has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Client's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Independent Contractor agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his/her work for Client consistent with Client's agreement with such third party.

     4.2  No Solicitation.  The Independent Contractor shall not, directly or indirectly, either during the term of this Agreement or for a period of three (3) years following the termination of this Agreement: solicit, directly or indirectly, the services of any person who was an Contractor of the Client and/or induce any Contractor terminate their continued service under this Agreement with the Client, or its subsidiaries, divisions, or affiliates; or solicit the business of any person who is a current or future client or customer of the Client, its subsidiaries, divisions, or affiliates. For purposes of this Agreement, the term "person" shall include natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

     4.3 Non-Compete.  The Independent Contractor hereby agrees to waive any rights to, directly or indirectly, either during the term of this Agreement or for a period of three (3) years following the termination of this Agreement engage, directly or indirectly, in any Competitive Business in California, USA. "Competitive Business" shall mean any other business that is the same as or similar to the Client concept as it exists on the date of this Agreement and through out Independent Contractor’s continued service under this Agreement or on the Termination Date. Independent Contractor hereby waives any rights to engage in any Competitive Business

    4.4 Exclusive Rights. Client has the exclusive rights, title and interest to all inventions, copyrights, trademarks, patents, inventions, discoveries, concepts, materials and ideas, whether or not patentable, including, but not limited to, all processes, methods, formulas, products, services and techniques, as well as improvements thereof and know-how related thereto, that are made or conceived by the Independent Contractor during the term of this Agreement or with the use or assistance of the Company's facilities, materials, information or personnel.

5. Indemnification

    5.1 Indemnification. Independent Contractor agrees to indemnify, hold harmless and defend Client and its directors, officers, employees and agents from and against any action, claim, demand or liability, including reasonable attorney’s fees and costs, arising from or relating to: (i) Independent Contractor’s breach of this Agreement; (ii) the negligence or willful misconduct of Independent Contractor; or (iii) any allegation that the Independent Contractor caused injury and/or damage to any third Person (“Person” is defined as any individual, corporation, company, partnership, government or any other entity).  Independent Contractor agrees that Client shall have the right to participate in and control the defense of any such claim through counsel of its own choosing at the expense of Independent Contractor.

6. Miscellaneous.

    6.1 This Agreement can not be assigned by either party without the other's prior written consent, except in connection with a merger, reorganization or sale of substantially all of the assets of Client.

    6.2 This Agreement supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the services of Independent Contractor, and contains all of the covenants and agreements between the parties with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

    6.3 No modification or waiver of this Agreement shall be binding unless in writing and signed by the parties hereto. The waiver by either party of any breach by the other party of any of its obligations hereunder or the failure of such party to exercise any of its rights in respect of such breach shall not be deemed to be a waiver of any subsequent breach.

    6.4 Any controversy between Client and the Independent Contractor and/or his Staff or between any Contractor of Client and the Independent Contractor and/or his Staff, including, but not limited to, those involving the construction or application of any of the terms, provisions or conditions of this Agreement or otherwise arising out of or relating to this Agreement, shall be settled by arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association (AAA) or Judicial Arbitration and Mediation Service (J.A.M.S.), and judgment on the award rendered by the arbitrator(s) may be rendered by any court having jurisdiction thereof. Client and the Independent Contractor shall share the costs of the arbitrator equally but shall each bear their own costs and legal fees associated with the arbitration. The location of the arbitration shall be in Orange County, California.

    6.5 This Agreement will be governed by and construed in accordance with the laws of the State of California.

    6.6 Any notice or other communication under this Agreement shall be considered given when delivered personally or delivered by first class mail or express courier service (such as DHL Courier or Federal Express Courier) to the parties at their respective addresses set forth above or at such other address as a party may specify at a later date.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Extreme Green Technologies, Inc.

Green Protection Services, Inc.

/s/ Joseph Spadafore

/s/ Richard Carter

Joseph Spadafore, President

Richard Carter, President

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